SUB-ADMINISTRATION AGREEMENT

THIS SUB-ADMINISTRATION AGREEMENT (the “Agreement”) is made as of this ___ day of ____________, 2024, by and between StepStone Group Private Wealth LLC, a Delaware limited liability company (the “Administrator”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “UMBFS”).

WHEREAS, the Administrator acts as administrator to the StepStone Private Credit Income Fund (the “Fund”) and the Fund is a closed-end management investment company registered under the 1940 Act (as defined below) and is authorized to issue Shares;

WHEREAS, the Administrator and the UMBFS desire to enter into an agreement pursuant to which the UMBFS shall provide Services (as defined below) to the Fund on behalf of the Administrator.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Definitions  In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Administrator or Fund, whose name shall be certified to UMBFS from time to time pursuant to this Agreement. Any officer of the Fund or Administrator authorized by the Board to be an Authorized Person shall be considered an Authorized Person (unless such authority is limited in a writing from the Administrator and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Fund.

“By-Laws” shall mean the Fund’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Fund, as the case may be, as the same may be amended from time to time.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to the Fund (including any applicable amendments and supplements thereto) actually received by UMBFS from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the sub-administration services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.  Appointment and Services

(a)  The Administrator hereby appoints UMBFS as sub-administrator of the Fund and hereby authorizes UMBFS to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund, Administrator and their current and prior agents and service providers, UMBFS will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, UMBFS shall not be required to provide any Services or information that it believes, in its sole, reasonable discretion, to represent dishonest, unethical or illegal activity. In no event shall UMBFS provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)  UMBFS may from time to time, in its reasonable discretion and at its own expense, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that UMBFS shall remain responsible to the Administrator for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if UMBFS were itself providing such Services.

(c)  UMBFS’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBFS hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund, Administrator or by any other current or prior agent or service provider. To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)  Subject to the terms of Section 8, and where applicable, the UMBFS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by UMBFS for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, UMBFS hereby agrees that all records which it maintains for the Fund hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or Administrator’s request.

(e)  Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by UMBFS.

(f)  Nothing in this Agreement shall be deemed to appoint UMBFS and its officers, directors and employees as the Administrator’s attorney, form an attorney-client relationship or require the provision of legal advice. The Administrator acknowledges that UMBFS’s in-house attorneys exclusively represent UMBFS and the Administrator’s legal counsel will provide independent judgment on the Administrator’s behalf. Because no attorney-client relationship exists between UMBFS’s in-house attorneys and the Administrator or the Fund, any information provided to the UMBFS’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. UMBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3. Representations and Deliveries

(a)  The Administrator represents and warrants to UMBFS that:

(i)   It is a limited liability company duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its operating agreements to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)   It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(b)  The Administrator shall use reasonable efforts to cause the Fund’s officers and trustees, and shall use its reasonable efforts to cause the Fund’s Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with UMBFS and to provide UMBFS with such information, documents and communications relating to the Fund and the Administrator as necessary and/or appropriate or as reasonably requested by UMBFS, in order to enable UMBFS to perform the Services. In connection with the performance of the Services, UMBFS shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to UMBFS by a representative of the Administrator or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Administrator. UMBFS shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Administrator.

(c)  The Board, the Investment Adviser and the Administrator have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to (as applicable to the specific parties) compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus. UMBFS’s monitoring and other functions hereunder shall not relieve the Board, the Investment Adviser and the Administrator of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the UMBFS will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Administrator if it becomes aware of any non-compliance which relates to the Fund. The UMBFS shall provide the Administrator with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(d)  The Administrator agrees that it shall advise UMBFS in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

(e)  UMBFS represents and warrants to the Administrator that:

(i)  It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)  It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of UMBFS or (b) any law applicable to UMBFS.

(iii)  UMBFS shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement, including commercially reasonable cybersecurity systems, policies and procedures designed to prevent the unauthorized or inadvertent disclosure of Fund information. Upon the Administrator’s reasonable request, UMBFS shall provide supplemental information concerning the aspects of its cybersecurity systems, policies and procedures and disaster recovery and business continuity plan that are relevant to the Services.

(iv)  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)  UMBFS shall act as liaison with the Fund’s independent public accountants, to the extent requested by the Administrator, and shall provide account analyses, fiscal year summaries, and other audit-related schedules. UMBFS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Administrator.

(g)  UMBFS agrees to comply (and to the extent UMBFS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies and procedures adopted by the Fund. Except as set forth in this Agreement, UMBFS assumes no responsibility for such compliance by the Fund. UMBFS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.

4.  Fees and Expenses

(a)  As compensation for the performance of the Services, the Administrator agrees to pay UMBFS the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services requested by the Administrator, enhancements to current Services, or to add funds. The Administrator agrees to pay UMBFS’s rate (as the parties may agree to in writing from time to time) for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement (as the parties may agree to in writing from time to time). In addition, to the extent that UMBFS corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, UMBFS shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C related to fees, the terms of Schedule C shall control.

(b)  For the purpose of determining fees payable to UMBFS, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month and subject to Section 8(b) of this Agreement, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the UMBFS) or the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)  UMBFS will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. UMBFS shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including, as applicable, the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. UMBFS shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Administrator.

(d)  The Administrator also agrees to promptly reimburse UMBFS for all reasonable out-of-pocket expenses or disbursements reasonably incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If reasonably requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date. In the event UMBFS reasonably requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)  The Administrator agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Administrator for payment of reimbursable out-of-pocket expenses.

(f)  The Administrator is aware that its failure to remit to UMBFS all amounts due on or before the Due Date may cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the Due Date, the Administrator agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Administrator shall pay UMBFS’s reasonable attorney’s fees and court costs if any amounts due UMBFS in the event that an attorney is engaged to assist in the collection of amounts due. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Administrator’s default or prevent UMBFS from exercising any other rights and remedies available to it.

(g)  In the event that any charges are disputed, the Administrator shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the tenth (10th) business day after the day on which UMBFS provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)  The Administrator acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Administrator agrees to the stated allocation of risk.

5.  Confidential Information

UMBFS agrees on behalf of itself and its affiliates, partners, employees, directors and agents to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund’s portfolio holdings, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Fund, UMBFS will endeavor to notify the Administrator promptly and to secure instructions from a representative of the Administrator as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this Section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.  Limitation of Liability

(a)  UMBFS shall exercise due care and reasonable care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder. Notwithstanding anything to the contrary in this Agreement, UMBFS shall be liable to the Administrator for all losses, damages and reasonable costs and expenses suffered or incurred by such Administrator resulting from the bad faith, gross negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, uncured material breach of this Agreement or willful misconduct of UMBFS (the “Standard of Care”). Subject to the foregoing, UMBFS shall not be liable for: (i) any action reasonably taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by UMBFS from an officer or representative of the Administrator, or from any Authorized Person; (ii) any action taken or omission by the Administrator, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including the Sub-Administrator or its affiliates); or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Administrator, in each case only to the extent that the Fund would utilize a pricing service with respect to the valuation of any such security.

(b)  Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder solely for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)  In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)  The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.  Indemnification

(a)  The Administrator agrees to indemnify and hold harmless UMBFS, and its nominees (collectively, the “UMBFS Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, and other expenses (excluding attorney’s fees) of every nature and character (“Losses”) which may be asserted against or incurred by any UMBFS Indemnified Party or for which any UMBFS Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following, except, in each case, to the extent a Claim resulted from UMBFS’s breach of the Standard of Care:

(i)  any action or omission of UMBFS;

(ii)  UMBFS’s reasonable reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by UMBFS from any Authorized Person;

(iii)  any action taken, or omission by, the Administrator, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including UMBFS);

(iv)  any Claim that arises out of the Administrator’s gross negligence or misconduct or breach of any representation or warranty of the Administrator made herein; and

(v)  its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund, in each case only to the extent that the Fund would utilize a pricing service with respect to the valuation of any such security.

(b)  The UMBFS agrees to indemnify and hold harmless the Administrator and their respective employees and officers (collectively, the “Administrator Indemnified Parties” and together with the UMBFS Indemnified Parties, each, an “Indemnified Party” and together, the “Indemnified Parties”) from and against any and all Claims against the Administrator Indemnified Parties arising out of or in any way relating to the UMBFS’s breach of the Standard of Care except, in each case, to the extent a Claim resulted from the Administrator’s bad faith, gross negligence or willful misconduct or breach of any representation or warranty of the Administrator made herein.

(c)  Promptly after receipt by a party of notice of the commencement of an investigation, action, claim or proceeding, the receiving party shall, if a claim for indemnification in respect thereof is made under this Section, notify the indemnifying party in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Indemnified Party. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel and notifies the Indemnified Party of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the indemnifying party’s election. If the indemnifying party does not elect to assume the defense of any such suit, or in case the Indemnified Party does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnifying party, or in case there is a conflict of interest between the indemnifying party and the Indemnified Party, the indemnifying party will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The indemnification agreement contained in this Section 7 and the representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of each Indemnified Party and their estates and successors. The Administrator agrees to promptly notify UMBFS of the commencement of any litigation or proceedings against the Administrator or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)  The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.  Term

(a)  This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to the Fund for a two-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive one-year periods (each a “Renewal Term”).

(b)  In the event this Agreement is terminated by the Administrator prior to the end of the Initial Term or any subsequent Renewal Term, the Administrator shall be obligated to pay UMBFS the remaining balance of the fees payable to UMBFS under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement: (i) at the end of the Initial Term or at the end of any successive Renewal Term by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term; (ii) upon the material breach of the other party of any term of this Agreement if such breach is not cured within 15 business days of notice of such breach to the breaching party; and (iii) in the event of the appointment of a conservator or receiver for the UMBFS by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, UMBFS shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Administrator in a form that is consistent with UMBFS’s applicable license agreements, and thereafter the Administrator or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by UMBFS. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and UMBFS’s agreement to provide additional Services in connection therewith, UMBFS shall provide such Services and be entitled to such compensation as the parties may mutually agree. UMBFS shall not reduce the level of service provided to the Administrator prior to termination following notice of termination by the Administrator.

9.   Power of Attorney

The Administrator hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

10.  Miscellaneous

(a)  Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Administrator:	StepStone Group Private Wealth LLC
128 S Tyron St., Suite 1600
Charlotte, NC 28202
Attention: Fund Accounting Department

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)  Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)  This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)  The services of UMBFS hereunder are not deemed to be exclusive. UMBFS may render sub-administration services and any other services to others, including other investment companies.

(f)  The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)  This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the UMBFS and supersedes all prior negotiations, understandings and agreements with respect to sub-administration services.

(h)  Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(i)  UMBFS shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Fund hereunder.

(j)  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided; however, that UMBFS may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary.

(l)  The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

[Signature page to follow.]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized person as of the day, month and year first above written.

STEPSTONE GROUP PRIVATE WEALTH LLC

(the “Administrator”)

By:

Title:

Date:

UMB FUND SERVICES, INC.

(“UMBFS”)

By:

Title:

Date:

Schedule A

to the

Sub-Administration Agreement

by and between

StepStone Group Private Wealth LLC

and

UMB Fund Services, Inc.

[RESERVED]

Schedule B

to the

Sub-Administration Agreement

by and between

StepStone Group Private Wealth LLC

and

UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by the Administrator, Fund, Investment Adviser, and the Fund’s agents, the UMBFS will provide the following services:

Regulatory Administration

Subject to the direction of and utilizing information provided by the Administrator, the Fund, the Investment Adviser, and the Fund’s agents, UMBFS will provide the services listed below. UMBFS’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. UMBFS’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. UMBFS shall perform the following duties on behalf of the Fund:

1.	General Fund Management

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for UMBFS to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Financial Reporting and Audits

a.

Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Fund’s independent accountants or examinations by the SEC or other regulatory authorities.

3.	Compliance

a.

From time to time as UMBFS deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

b.

Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

4.	Expenses

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;
b.	Coordinate the payment of expenses;
c.	Establish accruals and provide to the Fund’s Fund Accountant;
d.	Provide expense summary reporting as reasonably requested by the Fund.

5.	Filings

a.	Provide the following for Form N-2 filings and required updates:

i.	Preparation of expense table;

ii.	Performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data.

b.

Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;

c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Fund;

d.	File Rule 17g-1 fidelity bond filing when received from the Fund or broker.

6.	Other

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Fund;

e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Fund and/or Investment Adviser;

f.	Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list;

g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

1.

Tax Preparation, Compliance and Reporting – 1099

1.

Prepare income tax and excise tax provisions. Calculate required income and excise dividend and capital gains distribution amounts subject to review and approval by the Fund’s officers and their independent accountants.

2.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

3.	Prepare forms 1099-MISC Miscellaneous Income for board members and other required Fund vendors.

Online Board Books

Provide web portal access for directors, officers and/or client staff to view completed board materials.

Blue Sky State Filings

Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to the Fund’s notice permit to increase the offering amount as necessary.

Schedule C

to the

Sub-Administration Agreement

by and between

StepStone Group Private Wealth LLC

and

UMB Fund Services, Inc.

[RESERVED]